Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Can-Fite BioPharma Ltd.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.25 per share, underlying Warrants to Purchase American Depositary Shares (4)	Rule 457(c)	1,219,418,700	$2.16	$8,779,814.65	0.0001476	$1,295.90
Fees Previously Paid
	Total Offering Amounts					$8,779,814.65		$1,295.90
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,295.90

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-3 (File No. 333-249063). Each American Depositary Share represents three hundred (300) ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the NYSE American on December 8, 2023, divided by 300 (to give effect to the 1:300 ratio of ADSs to ordinary shares).

(4)	Consists of (i) 1,178,182,200 ordinary shares issuable upon the exercise of new warrants issued to a certain holder in connection with the warrant repricing and (ii) 41,236,500 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant repricing.